Exhibit 10.8C
SECOND AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This Second Amendment (this “Second Amendment”) to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement dated May 9, 2003 and the First Amendment thereto (together, the “Lease”) is hereby entered into as of December 8, 2004 (the “Effective Date”) by and between TCU PROPERTIES I, LLC, a Utah limited liability company (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097.
Recitals
     A. Under the Lease and First Amendment, Tenant is renting from Landlord certain office and data center space in Canyon Park Technology Center (“CPTC”) in Orem, Utah, defined as the “Premises” in the Lease.
     B. Tenant desires to expand the Premises to include an additional 15,145 rentable square feet (“RSF”) of space in Building G at CPTC.
Agreement
     Therefore, Landlord and Tenant agree as follows:
     1. Commencement Date. The Commencement Date under the 2nd Amendment will be January 1, 2005 or Commencement Date on date on which the Premises are Substantially Completed. For purposes of this Lease, “Substantially Completed” and/or “Substantial Completion” means the earlier of (a) the date on which Tenant actually occupies the Premises, or (b) the date on which (i) Tenant Improvements for the Premises (“Leasehold Improvements”) have been completed so that Tenant may use the Premises for their intended purpose; (ii) Landlord has obtained authorization for occupancy of the Premises from appropriate governmental authorities, if required; and (iii) Tenant, its employees, agents, customers, and invitees have ready access to the Building and the Premises through the lobby, entranceways, and hallways.
     2. Definition of Premises. The definition of “Premises” under the Lease is amended by adding additional space of approximately 15,145 RSF to the existing Premises in the Lease as follows:
Premises G13 and G04 — 14,411 RSF of Building in 1st floor of G13 and 734 RSF of data center, office and storage space in Building basement of G04 as shown crosshatched on Attachment A and A-1 hereto attached.
     3. Rentable Area. The “Rentable Area” of the Premises shall increase from 47,915 RSF to 63,060 RSF.

     4. Rate/Annual Increases. The Basic Rate per square foot on the new Premises as outlined in section 4 above will be $14.50 per RSF. Basic Rent shall escalate $0.50 per rentable square foot on each one-year anniversary of Lease Commencement Date.
     5. Rent. Monthly and annual Basic Rent for the Additional Premises shall be $18,299.60 monthly and $219,595.25 annually. Monthly Rent for the 2nd Amendment Additional Space shall be due in accordance with the payment terms in the Lease.
     6. Deposit. An additional security deposit equal to the last months’ Rent of $20,823.69 shall be paid to Landlord by Tenant upon execution of this Amendment.
     7. Tenant Improvements. Landlord agrees to provide, install and pay for Tenant Improvements similar in look, quality and standard (wall type, finish, side lights, doors, paint, carpet, lighting, cubbies, column wraps, glass walls, doors, cabling placed in cable trays and cleaned up. etc.) as Tenant’s Premises the Building.
     8. Plans, Specifications and Permits. Landlord and Tenant mutually agree that the approved and signed floor plan hereto attached as Attachment B for Premises G13 will be the final approved floor plans to be submitted for the final blue prints for the Premises. Tenant and Landlord shall approve and sign the final blue prints prior to submitting them to the City of Orem for the issuance of a building permit. Upon Landlord receiving proper building permits Landlord will have seventy (70) days from the date of issuance to completed Tenant Improvements in each of the Premises.
     9. Construction. Landlord and Tenant agree that the Construction time line on the Tenant Improvements shall be seventy (70) days from the date of receiving a valid building permit on the Premises. Landlord will pay Tenant $500.00 dollars per day penalty in reduced rent until the Tenant Improvements are completed and Tenant may occupy the Premises as described and outlined in Section 2. Delays in Construction that are caused by Tenant change orders will not be included in the seventy (70) day Construction period. Tenant agrees that for each day Construction is delayed by Tenant change orders, Landlord shall receive five hundred ($500.00) dollars per day penalty from Tenant.
     10. Change Orders. Tenant shall sign and Landlord and Tenant shall approve all change orders prior to any work be done.
     11. Furniture. Landlord shall allow Tenant to use the Landlord’s Herman Miller modular furniture at no charge to Tenant provided such furniture is not being used by Landlord or other tenants and subject to availability. Tenant is responsible for any damage to the furniture, normal wear and tear excepted. Not withstanding the above, Landlord agrees to provide and pay for all Herman Miller H-legs needed for the installed office furniture provided by Landlord in the fixed offices. Landlord agrees to provide Tenant from Canyon Park inventory and free of charge the use following of the following modular furniture systems from Canyon Park inventory to be installed in the permanent fixed wall offices within the Premises:

A — Herman Miller pedestal file cabinets (gray and black)
B — White boards
C — Pin boards that Tenant can have recovered

D — Task lighting
E — Shelving
F — Desk drawers
G — Herman Miller work surfaces (series I and series II that are slightly different tone and style)
H —H-leg supports-Landlord shall purchase the H-legs
     12. Rent Abatement. Provided that Tenant is not in material breach of the Lease and no amount of Basic Rent is past due, the Rental shall be zero for the first month of occupancy as determined in Section 1 above. Notwithstanding any other term or condition of this Lease, Tenant need not pay Landlord any Adjusted Rental for the Free Rent Month.
     13. As-Is Condition. Tenant accepts the Premises in its existing, “as-is” condition except for any Tenant Improvements as outlined in section 9 and section 10 above and acknowledges and agrees that Landlord shall provide no funds for additional Tenant Improvements.
     14. Same Terms. Except as amended herein, all other terms and conditions of the Lease and 1st Amendment, as previously amended, shall remain in full force and effect.

TENANT:

OMNITURE a Delaware Corporation

By:	/s/ Josh James

Name: Josh James

Title: CEO

Date: December __, 2004

LANDLORD:

TCU PROPERTIES I, LLC

By: Canyon Park Management
Company, Inc., its Manager

By:	/s/ Allen Finlinson

Name: Allen Finlinson

Title: Vice President

Date: December __, 2004

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